UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 30, 2010
Advanced Energy Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26966 (Commission File Number)	84-0846841 (IRS Employer Identification No.)

1625 Sharp Point Drive, Fort Collins, Colorado (Address of principal executive offices)	80525 (Zip Code)
Registrant’s telephone number, including area code: (970) 221-4670
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
As previously reported, on July 21, 2010, Advanced Energy Industries, Inc. entered into an Asset Purchase Agreement with Hitachi Metals, Ltd. Pursuant to the Asset Purchase Agreement, at closing Hitachi Metals will purchase Advanced Energy’s mass flow control and related product lines for cash consideration of approximately $44 million, subject to adjustment based on the inventory balance at closing.
Hitachi Metals and Advanced Energy have confirmed that all of the conditions to closing under the Agreement have been met (other than those conditions which by their nature are satisfied simultaneously with the closing), and Advanced Energy anticipates closing the sale of the mass flow control and related product lines to Hitachi Metals in October 2010.
Special Note Regarding Forward Looking Statements
Advanced Energy’s statement regarding the anticipated closing of the sale of its mass flow control and related product lines to Hitachi Metals is a “forward-looking statement” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements inherently involve risks, uncertainties and other factors, which may cause actual results, events or circumstances to be materially different from future results, events or circumstances expressed or implied by such forward-looking statements. In the case of the anticipated closing of the sale of the mass flow control and related product lines, such risks, uncertainties and other factors include but are not limited to Hitachi Metals’ ability to finalize promptly operational matters with respect to certain customers and suppliers and to integrate these product lines in its information technology systems. We undertake no obligation to update our forward-looking statements.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Energy Industries, Inc .
Date: October 1, 2010	/s/ Thomas O. McGimpsey
Thomas O. McGimpsey
Vice President, General Counsel & Corporate Secretary